UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   April 6, 2015

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 6, 2015, SFX Entertainment, Inc., a Delaware corporation (the “Company”), entered into an amended and restated secondment agreement (the “Agreement”), effective as of April 1, 2014, with Ritty van Straalen, who was appointed to serve as the Company’s Chief Executive Officer and President of Live Entertainment.

The term of the Agreement is until January 1, 2016 (the “Term”), at which time Mr. van Straalen, a Dutch national residing in New York, will have the option of repatriating to the Netherlands or remaining in the United States, but in either case will then enter into an employment agreement with the Company.  Such employment agreement will have a term of 39 months and will provide for the same position, salary, bonus, benefits and severance as provided in the Agreement.

Pursuant to the terms of the Agreement, Mr. van Straalen will receive a base salary of $352,800 and an annual bonus of $150,000 (as may be adjusted from time to time, the “Annual Bonus”).  As part of the Agreement, Mr. van Straalen received on October 30, 2014 an option grant to purchase 500,000 shares of common stock of the Company, with an exercise price of $5.23 per share. Pursuant to the terms of the option grant, 20% of the award vested on the date of grant and 20% of the award will vest on each of April 1, 2015, 2016, 2017 and 2018, subject to Mr. van Straalen’s continued employment with the Company.  During the Term, Mr. van Straalen will receive a housing allowance of $16,225 per month.

Mr. van Straalen initially moved to the United States under a secondment agreement in connection with the Company’s acquisition of 100% of the ownership interests in the worldwide business of ID&T NewHolding B.V., a company organized under the laws of the Netherlands (“ID&T”).  As part of the Agreement, the Company has agreed to pay for certain items on behalf of Mr. van Straalen in connection with his stay in the United States, including paying for social insurance and pension in the Netherlands, tax and legal advisors in the United States, a car allowance and certain moving and education expenses.  Mr. van Straalen will also be subject to an ordinary income tax equalization plan (and in certain events as specified in the Agreement, a capital gains tax equalization plan) in order to mitigate any disadvantage to Mr. van Straalen with respect to his ordinary income taxes (or capital gains taxes) as a result of his residence in the United States.

The Agreement provides that, upon the termination of Mr. van Straalen’s employment by the Company without “cause” or by Mr. van Straalen for “good reason,” the Company shall, subject to Mr. van Straalen’s execution of a release of claims within 50 days of the termination date, make a severance payment to Mr. van Straalen equal to 12 months of his then-current annual salary as of the termination date (such salary on a per month basis, the “Monthly Salary”), plus an additional amount equal to the Monthly Salary for each full calendar year of Mr. van Straalen’s employment under the Agreement starting on January 1, 2015, plus an additional amount equal to the sum of the Annual Bonus and one-twelfth of the Annual Bonus for each full calendar year of Mr. van Straalen’s employment under the Agreement starting on January 1, 2015.  The Agreement further provides that, upon the termination of Mr. van Straalen’s employment due to his death or “disability,” Mr. van Straalen or his estate, as applicable, shall receive a payment from the Company equal to six months of his Monthly Salary plus 50% of his annual bonus for the prior year, subject to Mr. van Straalen or his estate, as applicable, executing a release of claims within 50 days of the termination date.

A copy of the Agreement is annexed to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1*	Amended and Restated Secondment Agreement, dated April 6, 2015, by and between the Company and Ritty van Straalen

*            Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: April 9, 2015	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director